Exhibit 5.17
March 21, 2007
VIA EDGAR
United States Securities and Exchange Commission

Re:	Great Basin Gold Ltd. (the “Company”) Registration Statement on Form F-10 Consent of Expert
This letter is provided in connection with the Company’s Form F-10 registration statement originally dated March 21, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 of the United States Securities Act of 1933, as amended (the “Registration Statement”).
I, Joanna Goeller, on behalf of Knight Piesold (Pty) Limited, hereby consent to the use of my name and Knight Piesold’s involvement in the preparation of a technical report entitled “Technical Report on the Feasibility Study for the Burnstone Gold Project” (the “Technical Report”) and to references to the Technical Report, or portions thereof, in the Registration Statement and to the inclusion and incorporation by reference of the information derived from the Technical Report in the Registration Statement.
Yours truly,
Knight Piesold (Pty) Limited
/s/ Joanna Goeller
Joanna Goeller